COMPANY CONFIDENTIAL


                               STRATEGIC AGREEMENT


     THIS STRATEGIC AGREEMENT (the "SA"), dated April 5, 2001 is entered into by and between, GENERAL DYNAMICS GOVERNMENT SYSTEMS CORPORATION, acting through its Communication Systems Group, a company having a place of business at 400 John Quincy Rd., Taunton, Massachusetts, USA (hereinafter referred to as "GDCS"), and MEDIS TECHNOLOGIES LTD., with a business address at 805 3RD Avenue, New York, New York (hereinafter referred to as "MEDIS"). ("GDCS" and "MEDIS" shall at times be referred to individually as a "Party" and collectively as the "Parties").

     WHEREAS, GDCS is a leading United States government contractor, experienced, INTER ALIA, in the development, manufacture and sale of military communications systems and equipment for the United States Department of Defense ("DOD"); and


     WHEREAS, MORE Energy Ltd., of Israel, ("MORE"), a majority owned subsidiary of Medis, has developed certain unique proprietary technologies for the development of fuel cells, in particular direct liquid methanol fuel cells ("DLM Fuel Cells"); and


     WHEREAS, Medis is interested in arranging, to further develop and supply specific applications for MORE's DLM Fuel Cell technologies to GDCS for DOD applications; and

     WHEREAS, neither MEDIS nor MORE have currently established channels for DLM Fuel Cell to the DOD market: and

     WHEREAS, in order to increase competition in the DOD market for mobile power supplies sources including, but not limited to, conventional rechargeable and non-rechargeable batteries, fuel cells, and other types of batteries and power supplies, through MEDIS and MORE's DLM Fuel Cells and GDCS marketing channels; and,

     WHEREAS, the Parties accordingly seek to cooperate with one another in the development, production, marketing and sale of military applications for the DLM Fuel Cell technology of MORE to the DOD; and

     WHEREAS, the Parties therefore desire to enter into an agreement under which GDCS will market MEDIS and MORE's DLM Fuel Cells to the DOD and MEDIS and MORE shall support such marketing efforts and sell, supply, and support DLM Fuel Cells purchased by GDCS for the DOD; and

     WHEREAS, in view of the complementary experience and capabilities of GDCS and MEDIS and its subsidiary MORE, and in consideration of the foregoing recitals and mutual covenants, terms, conditions, and agreements hereinafter provided, the Parties agree to cooperate with each other, based on the principles set forth in this Agreement.

     NOW THEREFORE, the Parties agree as follows:

1.   SCOPE OF COOPERATION

1.1 During the Term of this Agreement (as established in Section 4) and subject to the terms hereof, the Parties agree to work exclusively with each other in the area of DLM Fuel Cell technologies and applications for the DOD. Neither Party will enter into an agreement with a third party for the development, marketing or sale of an application of a DLM Fuel Cell for the DOD other than in conjunction with the participation and written agreement of the other Party, except that if a Party identifies a DOD requirement for a DLM Fuel Cell application and the other Party declines, in writing, to pursue that requirement, then the former Party will be free to pursue that opportunity alone or with a third Party, subject to the Confidentiality Rights provisions of this Agreement.

1.2 Except as otherwise expressly provided in paragraph 1.1 of this Agreement, nothing set forth herein shall be construed as limiting in any way either Party's right to independently market and sell its products or services other than DLM Fuel Cells to the DOD or confer any right or impose any obligation or restriction on the Parties with respect to any other program effort or marketing activity at any time undertaken by the Parties hereto, jointly or separately.

2.   MARKETING

2.1 It is the non-binding intention of the Parties to identify one or more programs or requirements of the DOD for which a DLM Fuel Cell technology may be responsive and competitive and to jointly bid on and pursue such opportunity/ies. GDCS has indicated that it may have the opportunity to propose on a non-competitive basis the addition of DLM Fuel Cell technology for or related to certain products that may be purchased by certain parts of DOD under a certain existing DOD prime contract for which GDCS currently is the prime contractor and the Parties have agreed to initiate their cooperation under this Agreement in the pursuit of that possibility. It is the intention of the Parties that their respective project activity (as opposed to marketing activity) under this Agreement will be funded under DOD contracts and will not be funded by IR&D of either Party without separate express written agreement of the Parties.

2.2 The Parties shall each designate a point of contact for the marketing effort hereunder and they shall implement marketing activities as follows:

     2.2.1 GDCS will take primary responsibility for the marketing activities hereunder. GDCS shall coordinate and consult with MEDIS in the development of a marketing plan (the "Plan"), with respect to DLM Fuel Cell technology and products, in particular to define the specifications and schedules to be pursued with DOD in particular matters which are expected to include DLM Fuel Cell technology. GDCS shall submit a draft of the Plan to MEDIS within thirty days of the Effective Date of this Agreement and the Parties will meet to agree on the Plan. In the Plan, GDCS shall, INTER ALIA, set forth the specific DOD programs or anticipated DOD requirements that GDCS currently contemplates being suitable for utilization of the DLM Fuel Cell technology for which GDCS may submit a proposal, together with the justification for such proposal. GDCS shall update the Plan periodically (at least every quarter) to reflect changes that may have occurred involving either the DLM Fuel Cell technology development or the requirements of the DOD. GDCS will submit each updated Plan for review and comment to MEDIS.

     2.2.2 MEDIS shall promptly reply with comments to the Plan and any updates to the Plan as submitted by GDCS. MEDIS will provide on site technical support for GDCS presentations to the DOD as well as written information to support the GDCS marketing activities. MEDIS will be entitled to participate at marketing meetings with the DOD when deemed appropriate by MEDIS, provided that the DOD does not object.

     2.2.3. The Plan shall serve as a guide for the Parties to follow in order to identify future programs or requirements of the DOD, current developments of the DLM Fuel Cells technology products, and the respective activities of the Parties in connection herewith.

     2.2.4 The Parties senior management will meet periodically, but not less than once each quarter during the first 18 months hereof and semi-annually thereafter, to review the implementation of the marketing activities hereunder.

     2.2.5 Each Party shall bear its own costs related to its marketing activities hereunder.

3.   PROPOSALS AND CONTRACTING

3.1 All solicited or unsolicited Proposals that the Parties agree to submit that will propose development and supply of specific applications for MORE's DLM fuel cell technologies shall be prepared through the joint efforts of GDCS and MEDIS. GDCS and MEDIS shall mutually agree upon all material terms of each Proposal before its submission to the DOD, as well as any changes thereto after submission or after entering contracts with the DOD. For purposes hereof, "material terms" shall include pricing and terms of payment; specifications; schedules; the addition of other team members; the allocation of work share; protection of proprietary rights; and the allocation and/or limitation of liability/responsibility.

3.2 GDCS shall act as prime contractor for all proposals and contracts with the DOD. Under all proposals and contracts to which this Agreement relates, MEDIS shall have design, related system or product interface, supply and maintenance responsibility for all of the DLM Fuel Cell elements of any system being proposed or provided, including those resulting from any directed changes under any contract. All proposals and resulting contracts that are covered by this Agreement will require that all MORE technology and know how related to DLM Fuel Cells, including any improvements thereto achieved during performance of any contract hereunder, shall remain the sole property of MORE. MEDIS and MORE recognize and agree that the U.S. Government may acquire certain license rights in accordance with applicable terms of Federal Acquisition Regulations (FAR) or Department of Defense Federal Acquisition Regulation Supplement (DFARS) and MEDIS will consider those requirements on a case by case basis as requested by GDCS and advise GDCS of any exceptions prior to any proposal being submitted to the DOD.


3.3 Following receipt by MEDIS of a request for proposal from GDCS and the Parties agreement on the detailed work allocation, MEDIS shall deliver its Sub-Proposal to GDCS within a reasonable time (OK) from receipt of the GDCS request in order for GDCS to incorporate the Sub-Proposal into its Proposal to the DOD. Each Sub-Proposal shall be valid for the period of time stipulated in the applicable proposal. GDCS may not make any changes to a Sub-Proposal without MEDIS's prior written consent.


3.4 It is the Parties' intention that each Party will have maximum visibility of the relationship with the DOD through the Proposal period as well as the period of contract performance. Accordingly, and without limitation, throughout the Term of this SA and continuing thereafter during the term of any surviving Contract, if any, each Party shall furnish to the other Party all correspondence received from the DOD that could reasonably be expected to affect the rights and/or obligations of the other Party under any Proposal, Prime Contract or Sub-Contract, as soon as possible following the first Party's receipt of such correspondence. The foregoing shall not apply to classified communications, but GDCS shall, to the extent permitted by applicable law, provide MEDIS with a written summary of any non-classified elements of such correspondence.

3.5 If GDCS is awarded a Prime Contract, and that contract includes any requirements for the supply of DLM Fuel Cells or use of DLM Fuel Cell technology then Medis shall enter into a Sub-Contract with GDCS for its share of the work set forth in and at the prices and terms of payment proposed by Medis in the Medis Sub-Proposal which was incorporated into the GDCS proposal. GDCS and MEDIS shall sign each Sub-Contract not later than thirty (30) days following signature of the Prime Contract. Each Sub-Contract shall be expressed to come into effect on the effectiveness of the Prime Contract. The terms of each Sub-Contract shall in general be on the terms and conditions MUTATIS MUTANDIS of the Prime Contract, based on the principle of "flow down", except that:

     3.5.1 GDCS shall not be permitted to exercise any rights or remedies against MEDIS (such as termination for convenience or default, or warranty claims) except to the extent DOD exercises corresponding remedies under the related Prime Contract;

     3.5.2 MEDIS's obligations and/or liabilities under its Sub-Contract shall not be more onerous (pro rata, based on MEDIS's allocable share of the Prime Contract price) than the corresponding obligations and/or liabilities of GDCS under the Prime Contract.

4.   TERM

4.1 The duration and effectivity (the "Term") of this Agreement shall commence on the date and year first above written and will terminate upon the first of the following, provided that the provisions of Article 6 and shall survive the expiration of earlier termination of this Agreement:

     4.1.1 Mutual written  agreement of the Parties to terminate this Agreement;
or

     4.1.2 In the event the Parties do not agree on the provisions of the Plan, either Party may terminate this Agreement by written notice; or


     4.1.3 Three (3) years from the signature of this Agreement.;


     4.1.3 December 31 2003, if the Parties have not received a Prime Contract award from the DOD by such date;

     4.1.4 In the event of Government initiation of suspension or debarment proceedings against either Party.

4.2 Notwithstanding the expiration of the Term of this Agreement in accordance with paragraph 4.1 above, the terms hereof shall continue to apply to (i) any outstanding and valid Proposal and/or contract and (ii) all follow-on contracts to any existing contracts with the DOD for development and supply of specific applications for MORE's DLM fuel cell technologies.

4.3 In the event the U.S. Government disapproves MORE as a Subcontractor to GDCS and the terms of the Subcontract between GSC and MORE cannot be reasonably altered or changed to effect approval thereof by the U.S. Government, any obligation to pursue the development and supply of MORE's DLM fuel cell technologies in connection with the applicable proposal will terminate, provided that the exclusivity and confidentiality provisions of this Agreement (Clauses
1.1 and 6) shall continue to apply to GSC as to that and other such opportunities covered by this Agreement, but subject to Government direction to utilize a source of supply for DLM or comparable technology other than MEDIS/MORE for a particular program(s) . 4.4 The terms of any subcontract between the Parties shall remain unaffected by the termination of this Agreement.

5.   EXPORT LICENSES AND APPROVALS

5.1 GDCS shall be responsible for seeking all US export license and Technical Assistance Agreement ("TAA") approvals from the US authorities.

5.2 MEDIS shall be responsible for seeking all required export licenses from the Israel authorities.

5.3 Both Parties will use reasonable commercial efforts to obtain all of the aforesaid licenses and approvals to facilitate the maximum implementation of the purposes of this Agreement.

6.   CONFIDENTIAL INFORMATION

6.1 The term "Confidential Information" as used in this Agreement shall mean all trade secrets and information which is proprietary to either Party (in the case of MORE, fuel cell technology and know how) including, but not limited to, design data, drawings, specifications, models, prototypes, designs, construction or assembly, computer software, technical, commercial and operational information concerning products, information concerning manufacturing methods and techniques, quality control and test methods, cost and pricing data and product applications, provided (i) such information is received by one party from the other party as provided in this Section, and (ii) is marked proprietary, confidential, or bears a marking of like import, or which the disclosing party states in writing at the time of transmittal to, or receipt by, the receiving party is to be considered proprietary. Information disclosed in other than written form shall be considered Confidential Information only to the extent that the disclosing Party summarizes the same in written form which clearly and conspicuously identifies the Confidential Information. Such summary shall be transmitted to the receiving Party within thirty (30) calendar days of the non-written disclosures. Such writing shall be sufficiently specific to enable the receiving party to identify the information considered to be proprietary by the disclosing party.

6.2 Each Party shall hold all Confidential Information disclosed to it in strict confidence and will not disclose or use the Confidential Information for its benefit or the benefit of any other company or entity anywhere in the world or any other purpose other than for the purpose of carrying out the cooperation as expressly set forth in this Agreement. Notwithstanding the foregoing, each Party may disclose Confidential Information of the other Party if and only to the extent required pursuant to any legal process or order issued by any court, PROVIDED prior notice is given to the other Party before any such disclosure is made in order to enable such Party to seek to obtain a protective order.

6.3. The restrictions on Confidential Information shall not apply if the receiving Party demonstrates that the:

     6.3.1 information was already in the public domain at the time of disclosure; or

     6.3.2 information, which though originally confidential, subsequently becomes part of the public domain through no fault of the receiving Party,

     6.3.3 information was or is developed by either Party independently from and without access to Confidential Information of the disclosing Party, as evidenced by written records or other evidence in the possession of the receiving Party;

     6.3.4 information is or was lawfully received from a third party without breach of this Agreement.

In each case, the receiving Party shall notify the disclosing Party in writing of its intent to make any disclosure based on one of the above-listed exceptions at least 30 days in advance (including a description of the information to be disclosed and the basis for the claimed exception).

6.4 The receiving Party shall maintain all Confidential Information in the same manner that such Party maintains its own Confidential Information, provided that the standard of care required shall be at is reasonably calculated to prevent inadvertent disclosure or unauthorized use thereof. Any disclosure of Confidential Information shall be limited to the receiving Party's employees who have a need to know such Confidential Information in performance of this Agreement. The receiving Party shall advise its employees of its obligations pursuant to this Agreement in regards to the nature and treatment of Confidential Information.

6.5 GDCS hereby acknowledges that it is not presently in possession of know how or core technology related to DLM Fuel Cells. Accordingly, Confidential Information disclosed by MORE in connection with this Agreement and all of the resulting know how, technology, data, or information resulting from the development of and DLM fuel cell application or technology hereunder is and shall remain the exclusive property of MORE. GDCS acknowledges that the MORE DLM Fuel Cell technology may be of an extremely sensitive proprietary nature and therefore GDCS shall refrain from disassembling any fuel cell delivered to GDCS hereunder and shall not make or authorize any other party to make any attempt to reverse engineer the DLM Fuel Cell technology of MORE or any parts or materials contained therein without the prior express written consent of MEDIS. The Parties acknowledge that there may be situations when it may be necessary to disassemble MEDIS DLM Fuel Cells. Such situations may arise under or relate to proposal preparation, evaluation, or contract performance such as but not limited to technology verification/validation and/or to comply with DOD requirements (e.g., safety assessment, failure reporting and corrective action (FRACA)). In the event such circumstances arise, the Parties hereby agree that such activity shall be carried out by MORE under its subcontract and they will discuss and work together in good faith to define the conditions and appropriate confidentiality procedures to be followed to safeguard MEDIS's Confidential Information by GDCS in its oversight of this activity as Prime contractor.

6.6 Except if necessary for the performance of any contracts or subcontracts related to this Agreement, at any time that the disclosing Party may request, but no later than seven (7) calendar days after such request, the receiving Party shall return the Confidential Information to the disclosing Party and shall certify in writing that all copies thereof in the receiving Party's possession have been destroyed.

6.7 If the disclosing Party at any time does not require performance and/or enforcement of any provision of this Agreement, this shall not be construed as a waiver of its rights under this Agreement for future, substantially similar situations, nor shall the disclosing Party not taking any action affect its rights at some later date to enforce these rights under this Agreement for a subsequent breach of any of the provisions of this Agreement.

6.8 Each Party acknowledges that a breach of any provision of this Agreement may result in irreparable injury and continuing damage to the disclosing Party's for which there may be no adequate remedy at law. In the event of any alleged or anticipated breach by the receiving Party of any provision of this Agreement, the disclosing Party shall be entitled to seek injunctive relief and to such other and further relief as may be proper.

7.   GOVERNING LAW AND DISPUTE RESOLUTION

7.1 This Agreement shall be governed, construed and interpreted solely in accordance with the laws of the State of New York.

7.2 Any disputes arising out of this Agreement or any resulting Sub Contract which the Parties are not able to resolve amicably, may only be submitted for resolution to a court of competent jurisdiction located in the Southern District of New York.

8.   GENERAL

8.1 Nothing in this Agreement shall constitute or be construed to create a joint venture, pooling arrangement, partnership or formal business organization of any kind. The Parties shall remain independent contractors at all times and neither party shall act as an agent of the other. Nothing herein shall be construed to provide for the sharing of profits or loss arising out of the efforts of both Parties.

8.2 Notices shall be sent to the Parties at the addresses first set forth above. Any person to whom notice may be given hereunder may from time to time change such address by written notice through the US mail or equivalent expedited overnight service.

8.3 Neither Party may assign this Agreement, or any interest herein, without the prior written consent of the other Party. Notwithstanding the foregoing, it is intended that MEDIS shall carry-out many aspects of this Agreement through directly through the assignment of tasks to MORE.

8.4 It is the Parties intention to issue a mutually agreed form of news release disclosing the creation of this Agreement. Such release and any subsequent public announcement, advertisement or publicity relating to this Agreement shall use reasonable commercial efforts to fairly reflect both Parties' contribution in this Agreement.

8.5 This is the sole agreement between the Parties as to the subject matter covered herein. It supersedes and cancels all prior agreements and representations between the Parties. Any modification or amendment to this Agreement must be made only by mutual written consent of the Parties.

8.6 In no event shall either Party be liable to the other Party for consequential damages, including but not limited to lost profits, lost market or business opportunities, or lost revenues, or incidental, special, or punitive damages arising under, related to, or resulting from the breach of this Agreement, regardless of legal or equitable theory, and despite timely notice of the possibility of such damages.

8.7 MEDIS warrants that it has the requisite authority to bind MORE to the terms and conditions of this Agreement and hereby binds MORE to be subject to the terms and conditions of this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on this 5th day of April, 2001.

MEDIS TECHNOLOGIES LTD.                GENERAL DYNAMICS COMMUNICATION SYSTEMS

BY:      /s/ Robert K. Lifton          BY:     /s/ Gerard J. DeMuro
         --------------------------            -------------------------
NAME:    Robert K. Lifton              NAME:   Gerard J. DeMuro
TITLE:   Chairman and CEO              TITLE:  President